Exhibit 4.3

AMENDMENT NO. 1 TO

SUPPLEMENTAL INDENTURE NO. 11

by and between

WELLTOWER INC.

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

As of October 19, 2015

SUPPLEMENTAL TO THE INDENTURE DATED AS OF MARCH 15, 2010

WELLTOWER INC.

4.000% Notes due 2025

This AMENDMENT NO. 1 TO SUPPLEMENTAL INDENTURE NO. 11 (this “Amendment No. 1”) is made and entered into as of October 19, 2015 between WELLTOWER INC., a Delaware corporation formerly known as Health Care REIT, Inc. (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of March 15, 2010 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with Supplemental Indenture No. 11 dated as of May 26, 2015 (“Supplemental Indenture No. 11”), as amended by this Amendment No. 1 and as further amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Company’s senior debt securities (the “Securities”) to be issued from time to time in one or more series; and

WHEREAS, pursuant to the terms of the Base Indenture and Supplemental Indenture No. 11, the Company established and issued a series of its Securities designated as its 4.000% Notes due 2025 (the “Notes”) in the initial aggregate principal amount of $750,000,000, subject to the right of the Company to reopen such series for issuances of additional securities of such series; and

WHEREAS, the Company desires to reopen such series and issue $500,000,000 aggregate principal amount of additional Notes which will constitute a further issuance of, will be fungible with and will be consolidated and form a single series with the Notes, and will have the same CUSIP number and same terms as the Notes.

NOW, THEREFORE, THIS AMENDMENT NO. 1 WITNESSETH:

Pursuant to terms of the Base Indenture and Supplemental Indenture No. 11, the series of Notes established by Supplemental Indenture No. 11 is hereby reopened and there is hereby authorized for issuance, authentication and delivery $500,000,000 aggregate principal amount of additional Notes (the “Additional Notes”) of the same series as the Notes initially issued under Supplemental Indenture No. 11, and in consideration of the premises and the purchase and acceptance of the Additional Notes by the Holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and proportionate benefit of all Holders of the Notes, that Supplemental Indenture No. 11 is hereby supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE 1

AMENDMENTS TO SUPPLEMENTAL INDENTURE NO. 11

Section 1.1 Supplemental Indenture No. 11 is hereby amended and supplemented as follows:

(a) The series of Notes established by Supplemental Indenture No. 11 is hereby reopened for the issuance of Additional Notes in an aggregate principal amount of $500,000,000,

which shall constitute a further issuance of, will be fungible with and will be consolidated with and form a single series with the Notes, with the same CUSIP number as the Notes, and shall have the same terms as the Notes, except that the Additional Notes will be issued on October 19, 2015, and interest on the Additional Notes shall accrue from May 26, 2015. The form of the Notes, including the Additional Notes, are set forth in Supplemental Indenture No. 11, and such form with respect to the Additional Notes may contain such changes as may be appropriate to reflect the issuance of the Additional Notes and the amendment of Supplemental Indenture No. 11 by this Amendment No. 1.

(b) All references to the Notes in Supplemental Indenture No. 11 and the form of the Notes set forth in Supplemental Indenture No. 11 shall be amended, supplemented and deemed to include the Additional Notes issued hereunder, except that the date of issuance of, and the date from which interest will begin to accrue on, the Additional Notes shall be as set forth in this Amendment No. 1.

(c) The Additional Notes shall be subject to, and be entitled to the benefits of Supplemental Indenture No. 11, as amended hereby, except that the date of issuance of, and the date from which interest will begin to accrue on, the Additional Notes shall be as set forth in this Amendment No. 1.

ARTICLE 2

EFFECTIVENESS

Section 2.1 This Amendment No. 1 shall be effective for all purposes as of the date and time this Amendment No. 1 has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Base Indenture. As amended and supplemented hereby, the Indenture is hereby confirmed as being in full force and effect.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Unless otherwise provided in this Amendment No. 1, all defined terms used in this Amendment No. 1 shall have the meanings assigned to them in Supplemental Indenture No. 11.

Section 3.2 In the event any provision of this Amendment No. 1 shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 3.3 To the extent that any terms of Supplemental Indenture No. 11, as amended by this Amendment No. 1, or the Notes (including the Additional Notes) are inconsistent with the terms of the Indenture, the terms of Supplemental Indenture No. 11, as amended by this Amendment No. 1, or the Notes (including the Additional Notes) shall govern and supersede such inconsistent terms.

Section 3.4 The Trustee shall not be responsible for the validity or sufficiency of this Amendment No. 1, or for the recitals contained herein, all of which shall be taken as statements of the Company.

Section 3.5 This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.6 This Amendment No. 1 may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment No. 1 to be executed in their respective corporate names as of the date first above written.

WELLTOWER INC.

By:	/s/ Scott A. Estes
Name:	Scott A. Estes
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N. A., as Trustee

By:	/s/ Valere Boyd
Name:	Valere Boyd
Title:	Vice President

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